WidePoint Corporation
First Quarter 2008 Earnings Conference Call
May 20th, 2008

Operator: Good afternoon ladies and gentlemen, thank you for standing by and welcome to the WidePoint Corporation First Quarter 2008 Earnings conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be opened for questions. If you have a question, please press the star followed by the one on your touchtone phone. Please press star, zero for operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection. This conference call is being recorded today, Tuesday, May 20th, of 2008.

        I would now like to turn the conference over to Cale Smith of Hawk Associates. Please go ahead sir.

Cale Smith: Thank you Mary. Good afternoon, this is Cale Smith from Hawk Associates. Welcome to the WidePoint first quarter 2008 conference call. On the phone today are Steve Komar, CEO of WidePoint, and Jim McCubbin, the company's Chief Financial Officer.

        I’d like to begin by reading the company’s Safe Harbor Statement and then we will hear from Steve and Jim before they take your questions.

        This afternoon’s discussion contains forward-looking statements that involve known and unknown risks, uncertainties or other factors not under the company’s control. Those risks may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to those detailed in the company’s periodic filings with the Securities and Exchange Commission.

        Now here is Steve with his opening remarks.

Steve Komar: Thank you Cale. Good afternoon to you all. On behalf of the WidePoint management team, I’d like to welcome you to the company’s first quarter 2008 investor call and as always, to thank you for your time and continued interest in our company.

        During the first quarter we experienced the first three months reflecting the impact of our iSYS acquisition which was consummated in the first day or two of January, 2008. Our revenues therefore for the first quarter exceeded $7 million, which was almost 150% better than the comparable quarter last year. The bulk of that increase was indeed attributable to the inclusion of iSYS revenues.

        Our overall result was impacted by and consistent with our earlier indications to you in regard to seasonally slow contract award activity during the first quarter on the part of the federal government. We do not believe that this condition will continue into future quarters.

        In the first quarter also, we experienced an operating loss of $750,000 which included several non-controllable, non-cash items such as stock option expenses of $370,000 and amortization cost related to the iSYS and ORC acquisitions totaling $150,000. The absence of these non-recurring items combined with our expected revenue growth, should result in significant improvements in our consolidated operating income through the remaining quarters of 2008. Jim McCubbin will expand on these financial metrics during his comments.

        I’d like to also share with you our belief that through a series of actions that we in fact initiated during this first quarter, we have laid the foundation necessary to support and enhance accelerated revenue growth and increased performance levels as we move forward.

        We’ve sharpened our organizational focus and allocation of resources to better concentrate on our two high-growth segments; AIM, as we call it, which is Assured Identity Management, and MTEMS, which stands for Mobile Telecom Management Systems. The AIM product includes our PKI and HSPD-12 offerings.

        Each of these segments are managed service, recurring revenue business models faced off against rapidly expanding markets that have the potential for 50 plus percent compounded annual growth rate revenue opportunities to WidePoint. Having said that, I’d like to just take a minute and profile these two segments for you. I’ll try and do it quickly and hopefully efficiently.

        AIM, Assured Identity Management, is a fully integrated shared enterprise solution that authenticates users through a central authority for all electronic transactions and communications. It provides users data confidentiality, integrity and non-repudiation, including PKI capabilities and options. This marketplace is estimated to grow to $1.3 billion annually in three to five years and WidePoint today is the leading PKI provider to the federal government.

        Moving to MTEMS, Mobile Telecom Management Systems, MTEMS is a proprietary, software-based managed service that manages, streamlines, optimizes the full life cycle of mobile telecom devices, of large diverse organizations. The TEM marketplace is projected to grow to $1.7 billion per annum by 2011. Today WidePoint is the leading provider of mobile TEM services to the US federal government and the General Services Administration of the US federal government has made mobile TEMS a strategic sourcing initiative in 2008, targeting the entire US federal infrastructure. Obviously, we are excited about the growth potential for each of these segments.

        We have not forgotten our engineering and consulting business segment activities which are a meaningful part of WidePoint’s skills and services profile. We are increasing our marketing and business development efforts on an opportunistic basis to ensure steady, though more moderate growth, in this particular business segment.

        Our go-forward strategy includes leveraging obvious synergies available to us, such as commercial market cross-sales initiatives for versions of our AIM and MTEMS capabilities, securitizing our mobile telecom product and cost optimizing our support functions and resources.

        Putting some teeth into these efforts, I’m pleased to say we have convinced one of our more active board members to join the WidePoint senior management team in a full time role as Executive Vice President, Sales, Marketing and Business Strategy. Ron Oxley is an extremely well respected and proven business development executive, as well as possessing comprehensive federal government experience and broad contacts and relationships throughout the sector.

        Primary among Ron’s challenges will be assuring that our organization has in place the necessary skills and resources to maximize the value of the contract awards already in the pipeline and to identify substantial new business revenue potential to further accelerate our revenue trajectory.

        Finally, we have successfully arranged for an infusion of new working capital to help us prepare for and fund our anticipated revenue growth. This, in the form of a private equity financing in the amount of $4 million. Jim McCubbin will provide some additional detail on this transaction in his comments.

        Summarizing, I believe we have confirmed our niche, high value-added products-plus-bundled-services strategy and positioned ourselves to maximize our government sector opportunity, while planning for commercial sector expansion. We understand the importance of keeping our eye on the ball and delivering steady, strong growth and earnings in the three quarters ahead. And we are committed to that goal. Thank you.

        I’d like to turn the meeting over to Jim, who will guide you through a more detailed financial and operational review, after which we will open our lines for your questions and comments. Jim, it’s all yours.

James McCubbin: Thank you. Ladies and gentlemen welcome to our first quarter call. As Steve has already said, the first quarter was a very good foundation quarter, for which we can build off of a lot of successes and revenue growth in 2008 and beyond.

        While the first quarter is traditionally slow, as we witnessed, contract awards are usually awarded during the period, and as normal, we did witness a lot of these contract awards coming towards the end of the first quarter and into the second quarter. This is very normal for the federal government sector that we participate heavily in.

        Even so, given this, we did realize strong revenue growth in two of our three segments, highlighted by the MTEMS segments, showing 53% growth from $2.9 million last year to $4.5 million this year; PKI which is part of the AIMs segment showing growth of 145% growth from $310,000 to $759,000. This was all offset a bit by the EMC or the engineering consulting segment decline of approximately $638,000 from $2.5 to $1.9 million.

        Looking forward, we expect to witness sequential growth among all three segments, with expected second quarter revenue targets of approximately $9-10 million. As you recall on our fourth, on our annual call, we suggested that we would have revenues in the $7-8 million range in the first quarter. At this point, we’re prepared to approximate revenues in the second quarter of around $9-10 million. That should provide us with a $16 to $17 million second half, which we’re pleased with, especially given the fact that we see this continued growth both sequentially and on a comparison basis continuing.

        With this, I kind of want to go into two of our segment opportunities so you can kind of understand where this is coming from. In the first half and first and second quarters, for the MTEM segment, a lot of the growth has come from our current base of business, just highly adopting and expanding the acceptance of the services and that being with the WHS, which is part of the DOD, growing it into the Secretary of Defense’s Office, growing into the Pentagon Force office, growing it at Department of Homeland Security, growing it at TSA or Transportation Security Agency – all of these people have been so happy with the services provided and the savings, that they continue to expand growth within their own organizations. So that growth is solid, in place and we’re very pleased to see how it’s been moving and progressing forward.

        What we haven’t really witnessed yet though, within the MTEM segment, is back in January an IDIQ contract with the, as part of the federal strategic sourcing initiative out of the General Services Administration, was awarded to iSYS. This is now heavily being marketed for task orders and we believe we are in a number of first, first position to win more than our fair share of most of those task orders, for initially 14 agencies. And as you may or may not know there are greater than 40 agencies federal government wide.

        This leads us to feel very good about our third and fourth quarters and strong continued revenue growth within this segment in ‘08 and beyond.

        With that, the AIM segment we’re also extremely pleased with because we continue to see strong revenue growth within this sector. What we haven’t really discussed with many of you, is where this is coming from. We are being a little bit cagey, more so to protect our strategic position among our competitors. We have won a strategic opportunity, okay, and formed some strategic alliances that is allowing us to penetrate a very large user base of up to two million users, that is coming on line in the second quarter, and we’re looking at expansions of this user base over the next two to three years. We are very strongly positioned in it. We are at this time not going into great detail with who it’s with, besides that it is federal government related.

        Augmenting this as well, in the second quarter for further growth, is we have been seeing strength in the adoption and movement of the Transportation Worker’s program, in which case we are part of Lockheed Martin’s team, and we’re very pleased with where that’s taking us.

        Given those two events, okay, and those two opportunities alone, is giving us comfort in where we’re seeing the company driven to from a revenue-opportunistic potential in 2008. We do hope that this clarifies some of this for you as we can describe it in more detail in hopefully over the next two, three months – we will, but we are very pleased with some of the strategic actions that we’ve taken over the last six months to position us with these opportunities.

        Looking at margins, our gross profit, we did witness an absolute growth of approximately $376,000 from $728,000 to $1.1 million. This is driven predominately by our recent acquisition of iSYS in January of 2008. On a percent basis we saw a decline from 26% to 15%, which was due to a higher blend of lower margin sales during the period, along with some initial startup costs to get the new projects started that I’ve already described.

        Looking forward, we do anticipate this blend of service offerings will improve in the second quarter, augmented by both no longer having some of those startup costs and the higher blend of margins coming from the higher profit margin related two segments that I’ve described as MTEMS and AIMs.

        So looking at SG&A, we also witnessed an increase as a result of the iSYS acquisition and our actual SG&A costs, which drove costs from approximately $900,000 to $1.8 million. You know, a lot of this cost was associated with us booking non-recurring, non-cash costs associated with the iSYS acquisition. It was our belief and intent that getting that behind us as quickly as we could in the first quarter would only improve our SG&A and our measurements in the future. We didn’t want to kind of ladle it over us and carry it for a number of years. We thought it’d be better just to kind of get rid of it in the first quarter – that is what we’ve done. And with that, we’re looking for SG&A improvements on a percentage basis and on an absolute basis as we move forward into the second quarter.

        Factoring a small amount of depreciation of approximately $37,000 and some income expense that was net about $84,000 led us to the net loss of about $863,000 as compared to $376,000 last year. When we back out some of the non-cash, non-recurring items and we really take a look at earnings before interest, taxes, depreciation and amortization, or as some people call it EBITDA, the loss looked closer to $150,000. That’s also one of the reasons our cash flow improved dramatically as well, if you take a look at it.

        So we managed to try to kill two birds with one stone and improve our position. So as you can see, factoring in the revenue growth expectations that we’re witnessing and the reasons why, the improvements to margins that we’re expecting because of the increase in the blend, the improvements in SG&A, you can see why we’re anticipating improvements across the board in the second quarter among all three segments and operationally across the board as well.

        Looking at liquidity, we also finished the quarter with approximately $1.5 million in working capital. We’re poised to continue to grow and hopefully grow our working capital into the future, but given the contract awards and the size of the market opportunities, when we took an honest look at what we had to work with, we felt that our working capital was just too thin given these multi-million dollar contracts and we sought out an infusion of a minimum amount of equity, or working capital that we thought would help augment what we needed to do to provide the stimulus for what we needed to do. So two of our current institutional holders provided that liquidity and we raised approximately $4 million that we’re going to use to bolster working capital. A small bit of it we’re going to use to pay down some of our line of credit, so we have that line of credit to fall back on as we expand revenue growth, because of timing differences.

        So with that we think we’ve come out of a very good foundation quarter going into a very nice growth quarter, in the second quarter. And that gives you a financial overview of where we are at this time. And Steve, back to you with that.

Steve Komar: All right, thank you Jim, appreciate that. I think we’d like to turn this back over to our operator now and open the session to your questions or comments, whatever you feel appropriate.

Operator: Thank you sir. Ladies and gentlemen, at this time we will begin the question and answer session. As a reminder, if you have a question, please press the star key followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star key followed by the two. We do ask that if you’re on a speaker phone that you please lift the handset before making your selection.

        And our first question comes from the line of Jeff Miller with JMG Capital. Please go ahead.

Jeff Miller: Hi guys, nice quarter.

Steve Komar: Thank you Jeff.

Jeff Miller: Just wanted to clarify the $4 million raised, was that the private placement of restricted common stock at $1.02?

James McCubbin:That’s correct.

Jeff Miller: Okay. Great, thank you.

Operator: Thank you. Next question comes from the line of Steve Mazur with CRT Capital. Please go ahead.

Steve Mazur: Jim, can you just go over the backlog numbers, what we have firm right now on the books, because you’ve been announcing contracts here. Maybe you can tell us what we have for this year and you know maybe a year beyond. And I have a second question. Can you tell me, you know, in two minutes or less, what the business model is for TEMS? What does it do and how do you get paid for it? What’s the box, what’s the model?

James McCubbin: Steve I don’t have an absolute backlog number at my finger tips right now.

Steve Mazur: Okay.

James McCubbin: I mean, we came into the quarter with – firm — between $50 and $75 million in firm backlog that was task ordered. We’ve added probably around, I think, $12 million or so without getting into some of the unfunded contract opportunities. In the second quarter after we realize some of the FSSI task orders and some of the other things we’re working on, I’ll try to firm up that number better. If you don’t look at just past quarter base backlog and just look at totality of backlog over the next five years, I mean, we’re approaching if not, if we have not already exceeded $100 million.

Steve Mazur: What does task order backlog mean?

James McCubbin: Task order, task order is when the federal government can only provide funding to you on an annual basis. So they’ll maybe give you a contract that’s good for a period in excess of that, but they need to fund it much like a PO against that contract vehicle, on a shorter period, and never to, you know, exceed one year or the government fiscal year. The government’s just not allowed to operate otherwise.

Steve Mazur: Okay.

Steve Komar: I think the other, if I may, I think the other aspect of task orders is that most of these contracts be it for the full contract life, or for the current period year, have an umbrella amount. Then individual agencies and departments take advantage of that on a PO basis as per Jim’s comment, to issue specific work orders under that umbrella agreement. Those work orders are subject to some competitive bidding by qualified vendors. In the case, in the case of the FSSI contract, which of course is a fairly substantial one, a $93 million umbrella, what we’re talking about here is basically three qualified vendors of which iSYS or WidePoint is one, and we like to think the most qualified of the three. So we expect some pretty substantial success from that relationship.

Steve Mazur: You know you mentioned that iSYS basically had the, it looked good, promising for about 14 agencies out of 40 that you thought were out there. Could you quantify what you know, getting 14 agencies could really mean to the firm?

James McCubbin: Let me turn around and kind of answer your business model question.

Steve Mazur: Okay, let’s do that first, okay.

James McCubbin: Maybe what I’ll do is I’ll back in, and Steve they’re very good questions.

Steve Mazur: Okay.

James McCubbin: And I’ll back in to an answer to what it means, okay. The iSYS business model, they have three product areas, okay. So I think you’re more interested in the mobile TEMS product area…

Steve Mazur: Exactly.

James McCubbin: Okay, because the others are more engineering consulting and informatics, the forensic informatics and information assurance. The mobile TEMS space is really a full life cycle software based outsourcing model that the federal government is taking advantage of, to outsource all of their, all of the mobile devices that they have, be it, you know, PDAs, be it Blackberry’s, whatever, they’re outsourcing everything and what we’re doing is we’re optimizing the software, I mean, we’re optimizing the billing, we’re providing the lifecycle, we’re providing asset management and we’ve packaged it all up into a nice solution, in which case we have some great software that’s proprietary that handles a lot of it for us.

        With that we charge on a monthly basis, somewhere between $5 and $7 per device, per month, and that’s the main driver. Now there’s other costs and services built around that, but that’s the main metric, okay.

        Now getting back to where you said what does this FSSI contract mean, just on its own. The FSSI contract on its own for 14 agencies they’re estimating to be around 220,000 units that we’re talking about. We’re estimating right now that we believe the federal government as a whole, especially with the growth of devices, are going to represent a million unit opportunity. And the FSSI contract is just starting up now and we expect that to be expanded federal government wide.

        Did that help you a little bit?

Steve Mazur: Yeah, how many units do you have right now?

James McCubbin: Actually I don’t have that at my fingertips. I know that it’s changed dramatically over the last three weeks.

Steve Mazur: Right.

James McCubbin: I would definitely have to get that back to you. You know I just don’t have it exactly...

Steve Mazur: Is there a number that you can throw out that says this is, you know, what your costs are basically per unit, per month, or something like that so we can kind of hypothetically put up a model in our heads on this thing?

James McCubbin: Steve, with us going after and getting ready to get this FSSI work, I really don’t want to talk about our cost structure…

Steve Mazur: Okay. Understood.

James McCubbin: ...for obvious reasons. I think you can understand that as well.

Steve Mazur: I can, I can. Okay. Okay thank you.

Operator: Thank you. Your next question comes from the line if Ian Wallace with River Run Management. Please go ahead.

Ian Wallace: Hi. With respect to your revenue forecast, you said the second quarter is $9 to $10M the second half is $16M, so that’s kind of $8M per quarter in the second half?

James McCubbin: No that was, I said...

Steve Komar: You said quarter but meant percent.

James McCubbin: Yes, first quarter,

Steve Komar: First half.

James McCubbin: Yeah first half, I’m sorry. We’re projecting nine to ten million in the second quarter, and we had $7 million in the first quarter.

Steve Komar: Jim meant to say first half when he said $16M.

Ian Wallace: Yeah okay. So do you have a projection for the second half or...?

James McCubbin: Well right now we’re, we’ve been giving quarter by quarter because we’re just started giving projections for the first time. So we do anticipate that you know we’re gong to see sequential quarter-in quarter-out growth. I’m not prepared at this time to start giving a number. As we get into the second quarter, we’ll probably try to project out for the rest of the year. So, but we have a lot of contract wins under FSSI that could materially change it, you know, in which case it’s going to be kind of hard to say.

Ian Wallace: You’re, the $100 million backlog number – what’s the, what’s the burn on that backlog? How long will that take to cycle through revenue?

James McCubbin: That’s about; right now that’s about five years. We’re looking at $50 million plus right now over two years, just in backlog. And that doesn’t represent all of our revenue. We do have revenues that occur kind of on a quarterly basis that doesn’t get burned out of backlog. So that’s not the only predicator, otherwise it would, you know, it would look like we’re only going to do $25 million for this year and $25 million next year.

Ian Wallace: Okay and I guess when, I mean, the company’s been long on potential for a long time. When do you think we get into a little steeper trajectory here on the top line?

James McCubbin: Well I mean, I’m actually you know, we’re projecting second half, well, we believe without getting into it, that we’re going to see sequential growth quarter-in quarter-out for the rest of the year. We also believe that the opportunities associated with the MTEMS business and FSSI, depending on how quickly that comes on, and that, the government’s doing that because it’s saving them money. It’s going to be quicker than slower. We also believe that the large opportunity that we have with our AIM division will start coming on line stronger in the second half as well and building into ‘09. So with that, you know, we’re looking at a strong, the potential for a strong second half ‘08 and continued strong growth in ‘09.

        So, and I would like to address one thing, I mean, ‘07, we have been long in promise, there’s no question of that. But a lot of that length in promise came from, in ‘07 where we had a continuing resolution that just did not allow any funding for us to do anything. For all intents and purposes, a lot of us went home and just took the year off, except we really didn’t. We went and looked for other opportunities and built what we could. Coming into ‘08 we’ve seen that dynamic go away and now we’re seeing that opportunity finally blossom for us.

        So does that help you a little bit?

Ian Wallace: Yeah, and do you think are you fully funded now based on your present working capital, or do you expect to be back to the market before the end of the year?

James McCubbin: Well being a major shareholder myself, as well as Steve, I don’t like to go to the marketplace period. So I would hope that we don’t have to, especially if we’re producing cash going forward. Our problem was just having one point what, one and a half million in working capital and looking at, you know, a very large revenue run-rate. It was obvious that we were just under capitalized. If you notice we did it on the best terms we could do it on as well, and we did not, I mean, we did it in-house, so there wasn’t placement fees associated with it either.

Ian Wallace: Right, thank you.

James McCubbin: Thank you.

Operator: Thank you. Your next question comes from the line of Sam Donaldson a Private Investor. Please go ahead.

Sam Donaldson: Yes, my question is built on your last series of answers. Let me just sort of pin down an overview. You’re optimistic about the sector that we are working in. You’re talking about sequential growth, quarter-by-quarter; you’ve explained the startup costs of the first quarter which you say are non-recurring. It seems to me that sort of adds up, unless you can tell me otherwise, to a fairly good idea for profitability as the quarters go on this year and you say into next year? Is that your assessment also?

James McCubbin: Hey Sam, I think you’re analysis is pretty good.

Sam Donaldson: We talked about it and I understand you said it in different ways, but for someone who’s not as sophisticated as I am, I’m not sophisticated at all, I wanted to hear the word yes, I think we’re going to be profitable.

Steve Komar: Sam I think we’ve both nodded here at this end, and we think your analysis is right on. I think this question was asked of me at the last quarterly call…

Sam Donaldson: By me – yes.

Steve Komar: And I was perhaps foolish enough, I’m not sure, to say that we expected robust profitability by the end of this year. From my perspective, I still stand on that comment. I think we’re feeling quite positive about our trends in terms of revenue growth, but also the obvious, in terms of increased margins and good old numbers in the black. And that’s where we think we’re going the rest of this year.

Sam Donaldson: And I was pleased to hear you say into ’09 you don’t see anything on the horizon that would stop that.

Steve Komar: No we do not Sam.

Sam Donaldson: Well congratulations guys.

James McCubbin: Sam this is predicated of course upon things happening and you know the government…nothing bad happening, the government not shutting down or anything like that. But your analysis is coming close to the mark.

Sam Donaldson: I’m not going to be partisan about this, but for two years, not just one year, the congress refused to fund the federal government. Continuing resolutions were what they thought was the order of the day. There’s still some problems up there, but it does look like this congress or maybe the next congress will decide that one of the things they ought to do is fund the federal government. And let’s hope so.

James McCubbin: Thanks Sam. You want to hear something great - on the mobile TEMS side?

Sam Donaldson: Yes, you bet.

James McCubbin: On the mobile sound side, the even a continuing resolution doesn’t stop it because all of the budget money is already in place and since there’s cost savings associated with the mobile TEMS work, even if you have that happen, the agencies could still move forward and a continuing resolution does not stop that growth.

Sam Donaldson: Well great. Well I’ll get off the line except to listen. But Steve and Jim, congratulations, I mean, I think you’re doing a great job and I think the potential here is terrific.

Steve Komar: Thank you Sam. Much appreciated.

Operator: Thank you. Your next question comes from the line of Jeremy Grant with Stanford Group. Please go ahead.

Jeremy Grant: Hi good afternoon guys.

James McCubbin: Hi Jeremy.

Steve Komar: How’re you doing Jeremy?

Jeremy Grant: Real good, real good thanks. Hey, I wanted to talk a bit about margins. You know, it seems like both on gross margin and SG&A, at least on the latter, you know, quite a bit impacted this quarter just from some of the one-time processes associated with the acquisition. I realize you’re still absorbing the iSYS group in, but as you sort of look going ahead and your informal projections for the year, starting from the base effect, you know, gross margins at 15% this quarter. Where do you look to try to be getting these margins in Q-2 and beyond?

James McCubbin: I don’t know if I’m ready to peg down an absolute number, besides saying Jeremy, I think they’re going to go up from there. I mean, it’s the revenue mix of the higher margin work which tends to be in the high 20‘s and low 30‘s is going to be a greater and greater blend. So I mean a little of that’s going to have to depend on how the blend plays out. But we’re anticipating that it’s going to improve, and hopefully improve quarter-in quarter-out.

Jeremy Grant: Okay.

James McCubbin: Some of its managed service and there’s economies of scale which is going to further drive that as well.

Jeremy Grant: Okay and I guess kind of conversely on the SG&A side where you know, the blend of work will probably be less dependent on where things go forward. Do you have a target in terms of percentage of revenues where that comes in, or are there some fixed numbers we should keep in mind?

James McCubbin: I think after the second quarter we’ll be able to kind of get more of a baseline for SG&A. We know right now without even doing any hard work, that there’s $300,000 alone in non-recurring just 123R expense that gets eliminated, beside anything else. So we know the absolute cost is going to fall and I think as I recall we’re around $1.6 million, so that’s taken us down to $1.2 million. We may want to make some investments in sales and marketing, so I mean, I think you can probably, we can make some guesses, but in the second quarter we’re going to get a better measure for it.

Jeremy Grant: Okay. And it sounds like sort of with what you’re coming with some of the one-time costs going away; if you look I guess under an adjusted EBITDA basis, excluding stock comp costs, you know, the target would be right around break even for Q-2?

James McCubbin: Well I mean in Q-1 our EBITDA was about negative $150,000. So I would hope for in the second quarter, given all things occurring, is for a positive EBITDA.

Steve Komar: Agreed.

Jeremy Grant: And that would be excluding stock compensation or not?

James McCubbin: Excluding - it’s a push there - but excluding stock comp, I feel very comfortable making that statement. Okay?

Jeremy Grant: Okay. And then the other question I had on the consulting side. You mentioned that some of the issues in Q-1 were some contracts that were, I guess, won, but the work was delayed a little bit. I wondered if you could talk just a little bit more about, you know, what those issues are and how that is different coming up in this quarter?

James McCubbin: Well what happened is really in January and February we had some people sitting on bench, which drives your costs up. It also, on the SG&A side, then also we have been doing other things, so you throw a little bit more costs to some of the work that you have. Two, some of those contracts were awarded late in the quarter, so all of a sudden they’re starting work in the second quarter. So that’s kind of pretty much a normal kind of problem that you have, some times, with some seasonality in contract awards.

Jeremy Grant: Sure. So you’re saying now utilization is up, folks are not on the bench as they were a couple of months ago.

James McCubbin: Yeah, utilization is up and you know our problem is focusing on all of it with the iSYS acquisition, it took up some management time, so some of our optimization of talent, you know, wasn’t fully utilized either.

Jeremy Grant: Sure. That sound like the reaction that’s sort of beyond you at this point.

James McCubbin: Yeah. I think so; I think everything’s gone very well so far with the beginnings of the integration, with iSYS and WidePoint. We’re pleased. Jin Kang, the President of iSYS has been a tremendous add to the organization as well.

Jeremy Grant: Okay. And again, final question that I had was just looking sort of at the budget situation and you know obviously, two years ago with the full year CR was a problem. This year we had a CR for a few months and then got a budget at least funded. It looks like, listening to the pulse of what’s going on on the Hill, the supplemental that’s being debated in the Senate right now is probably the last appropriations bill to move before the election, and then the Dems will have to sort of wait and see what they’re dealt with. If it’s McCain, they probably want to make a deal kind of quick, and if it’s Obama, then they’ll probably want to hold the, all the spending though so he comes in January 20th, and have him sign a bill you know that reflects Democratic priorities. So that sort of suggests maybe three and a half, four months, of being on a continuing resolution again.

        You know, outside the, I guess the TEMS business, that sounds like it’s pretty insulated from that. Are there some vulnerabilities that could creep in in Q-4 this year that we need to keep an eye on?

James McCubbin: I mean there’s always vulnerability. The MTEMS as you know is where we’re looking for a lot of growth in ‘08, I don’t think is going to be impacted too much because of the cost savings. As it goes to the AIM sector, where we’re refocusing growth this year I think is fully funded for what we’re looking for. So as you go into ‘09, what could happen is, you could have some first quarter hiccups. But that doesn’t impact, that doesn’t really distract ‘09 total, it just may be some timing differences between the first quarter and second quarter.

Jeremy Grant: Sure.

Steve Komar: I think Jim’s kind of laid that out pretty well Jeremy. I think that if there is a flank risk associated with that, we think it’s limited, but if it were to happen, we don’t think it would hit our second and third quarter. It might be a hiccup somewhere near the end of the year, but you know, it’s a little too early to tell and we don’t, we don’t foresee it as a really substantial risk right now.

Jeremy Grant: Sure. Yeah, no, the message here is, you know, you’re a government services company, investors who are part of it, got to be able to follow some of the lumpiness that’s going to go on with it as the appropriation cycle goes back and forth. But it sounds like you’re not all that different there, evens out over the course of the year.

James McCubbin: Yes, no, that’s how we view it right now. Anything else?

Jeremy Grant: Yeah, that’s all I have. No I appreciate it thanks.

James McCubbin: Thanks a lot Jeremy.

Operator: Thank you. Your next question comes from the line of Michael Wallach with USCIS. Please go ahead.

Michael Wallach: Hi. I’m a private investor and my question is on the engineering consulting business end of it, that sounds like that’s the area shrinking least and having problems as far as really making money in there. Is that the sector that’s basically having the most difficulty as far as, and how do you turn that around?

James McCubbin: Well the engineering consulting business is really made up of your professional services group. And that, you know we’ve had some shrinkage there because we’ve had a lot of focus on a lot of absolute growth in the other two segments.

Michael Wallach: Right, they dropped about $638k.

James McCubbin: Yeah, turning it around, I mean, we want to maintain it, we want some moderate growth out of it because it provides good opportunities looking at it strategically and the new areas that we could play in. It’s, you know, right now we are focusing a bit on it to make sure that we can maintain and grow it. The big bang for the buck though for us is really the MTEM segment and the AIM segment, because that’s where the absolute growth of the margin growth is.

Michael Wallach: Okay.

Steve Komar: So I think it’s a fair comment to say that some portion of the engineering and consulting business has historically been high revenue, low margin business. And we’re being pretty selective and elective about where we place our efforts going forward. Again, we’re kind of focused on really improving gross margins as we move forward.

James McCubbin: Because that’s an improved income in the bottom line. So I think we’re trying to, from a management perspective, trying to start optimizing income and income growth, not just doing, we don’t want to just have a lot of revenues for the sake of having a lot of revenues.

Michael Wallach: Right, because that’s just going to dilute the...

James McCubbin: It doesn’t …

Michael Wallach: Right, that’s going to dilute the EBITDA, everything, so...

James McCubbin: And also burns a lot of working capital and so we’re being very strategic about it and we want to be in the higher level markets where also we can have some strong business intelligence coming into us. Because that’s where you find out where the new managed service offerings and how you really can perform what you need to perform. That’s very important. We want to be at the top of the food chain, not at the bottom of the food chain.

Michael Wallach: Absolutely. And so, and the other thing I picked up on you said with the EBITDA negative $150,000 of EBITDA after you take out the adjustments and everything. So you’re thinking even you’ll be turning the corner in the next quarter toward profitability, or closer to that at least?

James McCubbin: Those are all of our mutual goals. We’re trying to manage improvements in revenues, gross margins and into operational income.

Michael Wallach: Okay.

James McCubbin: Okay?

Michael Wallach: Yeah, and I only, I’m sorry to bother you, but I only had one other question. I noticed on the amount that the goodwill amount for some reason jumped up to $7.2 million...

James McCubbin: We had goodwill associated with the iSYS acquisition...

Michael Wallach: Oh, okay. That’s the big jump, okay. Okay.

James McCubbin: Well thank you so much by the way. We appreciate it.

Michael Wallach: No problem.

Operator: Thank you. Ladies and gentlemen, if there are any additional questions, please press the star key followed by the one at this time. As a reminder, if you are on speaker phone, please lift the handset before making your selection. One moment please.

        And management, I’m showing there are no further questions. I’ll turn it back to you for closing comments.

Steve Komar: Thank you operator we appreciate that. Well on behalf of Jim and myself and our management team I would just thank you one additional time for your time and attention and both commitment and support, both ourselves and we, where we believe we’re taking WidePoint.

        So as I had mentioned earlier in my comments, we’re really committed to delivering some fairly dramatic improvements between now and the end of the year. That’s where our focus will remain and as always, we appreciate your patience with us and hopefully that will result in some pretty attractive returns over a reasonable timeframe to all of our investors.

        Again we thank you very much, and for the moment we’ll say good night.

Operator: Thank you gentlemen. Ladies and gentlemen that will conclude today’s teleconference. We do thank you again for your participation, and at this time you may disconnect.